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                                                                    EXHIBIT 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS

                  We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-95007, Form S-8 No. 333-40466, Form S-8 No. 333-69722, Form S-8 No. 333-76636 and Form S-8 No. 333-91276) pertaining to the 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors' Stock Option Plan and the 2001 Non-Statutory Stock Option Plan of Caliper Technologies Corp. and in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-45942) of our report dated January 28, 2002, with respect to the consolidated financial statements and schedule of Caliper Technologies Corp. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/   Ernst & Young LLP

Palo Alto, California
March 28, 2003